Registration No. 333-147644

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-147644

UNDER THE SECURITIES ACT OF 1933

HANWHA Q CELLS CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

Hanwha Building, 86 Cheonggyecheon-ro

Jung-gu, Seoul, Korea

(Address of Principal Executive Offices)

Solarfun Power Holdings Co., Ltd. 2007 Equity Incentive Plan

Solarfun Power Holdings Co., Ltd. 2006 Share Option Plan

(Full Title of the Plans)

Maples Corporate Services Limited

P.O. Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

(Name, Address and Telephone Number of Agent for Service)

With copies to:

H. Young Shin

Skadden, Arps, Slate, Meagher & Flom LLP

26F, Gangnam Finance Center

152 Teheran-ro, Gangnam-gu

Seoul 06236, Korea

Telephone: +82-2-6177-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-147644, of Hanwha Q CELLS Co., Ltd. (“Hanwha Q CELLS” or the “Company”), filed with the Securities and Exchange Commission (“SEC”) on November 27, 2007, as amended by Post Effective Amendment No. 1 to Form S-8 filed with the SEC on November 19, 2008. The Registration Statement registered a total of 22,035,676 ordinary shares, par value $0.0001 per share, of Hanwha Q CELLS (the “Ordinary Shares”), of which 11,235,991 Ordinary Shares were registered under the Solarfun Power Holdings Co., Ltd. 2007 Equity Incentive Plan and 10,799,685 Ordinary Shares were registered under the Solarfun Power Holdings Co., Ltd. 2006 Share Option Plan.

On January 16, 2019, pursuant to a plan of merger (the “Plan of Merger”) by and between Hanwha Q CELLS and Hanwha Solar Holdings Co., Ltd., an exempted company incorporated in the Cayman Islands (“Hanwha Solar” or “Parent”), effective on January 16, 2019 (the “Effective Date”), Hanwha Q CELLS merged with and into Hanwha Solar (the “Merger”), with Hanwha Solar continuing as the surviving company and a wholly owned subsidiary of Hanwha Chemical Corporation. As a result of the Merger, each of the issued and outstanding Ordinary Shares and American depositary shares, each represending fifty Ordinary Shares (“ADSs”) of the Company, other than the such Ordinary Shares held by Hanwha Solar, whose ownership of the Ordinary Shares represented approximately 93.9% of the total outstanding Ordinary Shares (including the Ordinary Shares represented by ADSs) immediately prior to the Effective Date (the “Excluded Shares”) (and any ADS that represents the Excluded Shares), has been cancelled in exchange for the right to receive $0.198 per Ordinary Share in cash without interest (provided that the aggregate amount of cash that each holder of such Ordinary Shares is entitled to receive for all Ordinary Shares held by such holder has been aggregated and rounded to the nearest cent (with $0.005 being rounded upward)), and because each ADS represents fifty Ordinary Shares, each outstanding ADS (other than any ADS that represents the Excluded Shares) represents the right to receive $9.90 per ADS in cash without interest (less $0.05 per ADS cancellation fees, and, if applicable, a depositary service fee (DSF) of $0.02 per ADS, in each case, pursuant to the terms of the Deposit Agreement governing the ADSs and net of any applicable withholding taxes). Each Excluded Share issued and outstanding immediately prior to the Effective Date has been cancelled and ceases to exist without payment of any consideration or distribution in respect thereof.

In connection with the Merger, the Company has terminated all offerings of Ordinary Shares pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment No. 2, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Republic of Korea on January 17, 2019.

HANWHA Q CELLS CO., LTD.

By:	/s/ Hee-Cheul Kim
Name:	Hee-Cheul Kim
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in their respective capacities set forth below and on the date indicated below.

Signature	Title	Date

/s/ Hee Cheul Kim	Director and Chief Executive Officer of Hanwha Q	January 17, 2019
Name: Hee Cheul Kim	CELLS Co., Ltd.

/s/ Jung Pyo Seo	Director and Chief Finance Officer of Hanwha Q	January 17, 2019
Name: Jung Pyo Seo	CELLS Co., Ltd.

/s/ Moon Seong Choi	Director and Senior Vice President of Corporate	January 17, 2019
Name: Moon Seong Choi	Planning Hanwha Q CELLS Co., Ltd.

/s/ Joo Yoon	Director and Senior Vice President of Global Sales	January 17, 2019
Name: Joo Yoon	Planning Hanwha Q CELLS Co., Ltd.

/s/ Hyun Chul Chun	Independent Director of Hanwha Q CELLS Co.,	January 17, 2019
Name: Hyun Chul Chun	Ltd.

/s/ Young Soon Kim	Independent Director of Hanwha Q CELLS Co.,	January 17, 2019
Name: Young Soon Kim	Ltd.

/s/ Seung Heon Kim	Independent Director of Hanwha Q CELLS Co.,	January 17, 2019
Name: Seung Heon Kim	Ltd.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Hanwha Q CELLS Co., Ltd., has signed this Post-Effective Amendment No. 2 to the Registration Statement in the City of Irvine, State of California on January 17, 2019.

HANWHA Q CELLS AMERICA, INC.

By:	/s/ Goo Min
Name:	Goo Min
Title:	President